Exhibit 99.1

Atlas Financial Holdings Announces Chairman’s Retirement
from the Board of Directors

Chicago, Illinois (July 31, 2020) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced the retirement of its Chairman, Mr. Gordon G. Pratt, from the Board of Directors effective August 1, 2020. Mr. Pratt has been Chairman of Atlas from its inception in January 2011 and, through his investment company Fund Management Group LLC, served as the Company’s lead investor. In addition to Chairing the Board of Directors, Mr. Pratt chaired or served on several committees including Audit, Compensation and Nominating & Corporate Governance.

Management Commentary
Scott D. Wollney, Atlas’ President & CEO said, “Gordon’s guidance, perspective, and overall contribution to Atlas over the past decade has been invaluable. He has been a mentor, trusted advisor and a friend. On behalf of our Management Team and the full Board, I want to thank Gordon for everything he has done for the Company. We wish him well in his future endeavors.”

Following Mr. Pratt’s resignation, the independent directors of the Company’s Board appointed Scott Wollney to assume the role of Chairman and Jordan Kupinsky as Lead Director.

About Atlas’
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. For more information about Atlas, please visit www.atlas-fin.com

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2018 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com